Exhibit 8.1

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Snailinsur Group Limited	Hong Kong

Beijing Lianghua Technology Co., Limited	People’s Republic of China

Suzhou Lianghua Digital Technology Co., Limited	People’s Republic of China

Zhejiang JZSC Enterprise Management Co., Ltd	People’s Republic of China

Shanghai ZLQX Technology Service Co., Ltd	People’s Republic of China

Zhejiang Decision Intelligent Technology Co., Ltd.	People’s Republic of China

Zhejiang JZSC Technology Co., Ltd	People’s Republic of China

Suzhou Youjiayoubao Technology Co., Limited	People’s Republic of China

Youjiayoubao (Beijing) Technology Co., Limited	People’s Republic of China

Jiangsu YJYC Technology Co., Ltd.	People’s Republic of China

Rudongyoujia Smart Technology Co., Ltd.	People’s Republic of China

Jiangsu Jingmo Technology Co., Ltd.	People’s Republic of China